Investor Inquiries:
Joseph D. Gangemi
Vice President, Investor Relations
 (908) 206-2863

Center Bancorp, Inc. Reports Increase in Second Quarter 2011 Earnings

UNION, N.J., July 28, 2011 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB”), today reported operating results for the second quarter ended June 30, 2011. Net income available to common stockholders amounted to $3.4 million, or $0.21 per fully diluted common share, for the quarter ended June 30, 2011, as compared with net income available to common stockholders of $1.9 million, or $0.13 per fully diluted common share, for the quarter ended June 30, 2010.

For the six months ended June 30, 2011, net income available to common stockholders amounted to $6.3 million, or $0.39 per fully diluted common share, compared to $2.0 million, or $0.14 per fully diluted common share, for the same period in 2010.

Highlights for the quarter include:

•
Net interest income increased to $9.8 million, compared to $8.7 million for the second quarter 2010. Net interest margin on a fully taxable equivalent annualized basis increased 16 basis points to 3.53%, compared to 3.37% for the second quarter of 2010, driven by a lower cost of funds on the deposits mix and lower rates and volume on borrowings.

•
Focus on internal processes and expense controls further improved operating efficiency.  The efficiency ratio for the second quarter of 2011 on an annualized basis was 52.8% as compared to 54.8% in the first quarter of 2011 and 65.9% in the second quarter of 2010.

•
Deposits increased by $31.1 million at June 30, 2011, or 3.33%, to $965.7 million from $934.6 million at March 31, 2011 and increased $163.2 million from the balance reported at June 30, 2010. Growth occurred throughout all segments of the deposit mix: noninterest-bearing checking deposits, savings and money market deposit accounts.

•
At June 30, 2011, total loans amounted to $698.1 million, a decrease of $17.9 million, compared to total loans at March 31, 2011. The decrease occurred primarily in the real estate and commercial loan portfolios.

•
Credit quality in the loan portfolio remained strong during the quarter. Non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more, other real estate owned (“OREO”) and other nonperforming assets , amounted to 0.88% of total assets at June 30, 2011, compared to 1.04% at March 31, 2011 and 0.98% at December 31, 2010.  At June 30, 2011, the allowance for loan losses amounted to approximately $9.8 million, or 1.41% of total loans compared to $9.6 million, or 1.34% of total loans at March 31, 2011, and $8.9 million, or 1.25% of total loans at December 31, 2010. The allowance for loan losses as a percentage of total non-performing loans was 88.2% at June 30, 2011 compared to 73.6% at March 31, 2011 and 74.6% at December 31, 2010.

•
The Corporation successfully grew its capital base by $5.5 million in the second quarter as a result of its successful operations in the second quarter and first half of 2011. The Tier 1 leverage capital ratio was 9.50% at June 30, 2011, compared to 9.83% at March 31, 2011, and 8.57% at June 30, 2010, exceeding regulatory guidelines in all periods.

"The results for the second quarter announced today are reflective of the continued strength in core earnings, despite the large cash position held during the period. Center continues to demonstrate sustained momentum in gathering core deposits and generating asset deployment opportunities, while successfully managing credit issues.  We saw improvement in our net interest income this quarter, as a result of managing the balance sheet.  Our net interest margin remained stable during the quarter, and the near-term outlook for the margin is stable with opportunities to expand the margin with asset deployment.  While outstanding loan balances declined slightly during the quarter, we continue to see lending opportunities, although we are somewhat constrained by the uncertain economic environment. We believe that we have healthy pipelines to fuel expansion of the loan portfolio in the third quarter,” remarked Anthony C. Weagley, President and CEO.  “At June 30, 2011, the Corporation had $169.2 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation's "Approved, Accepted but Unfunded" pipeline, which includes $32.9 million in commercial and commercial real estate loans and $7.2 million in residential mortgages is expected to fund over the next 90 days.”

Mr. Weagley noted: “Center continues to strengthen its balance sheet, ending the second quarter with a strong Tier 1 risk-based capital ratio of 13.32%. Our efforts to continue to improve credit quality coupled with our aggressive actions in resolving existing problem credits continue to produce significant results. Book value per common share rose to $7.39 at June 30, 2011, compared to $6.83 at December 31, 2010 and $6.71 at June 30, 2010. Tangible book value per common share also increased to $6.35 at June 30, 2011, compared to $5.79 at December 31, 2010 and $5.54 at June 30, 2010.”

Mr. Weagley indicated, “Given our cash flow from the investment portfolio, we expect to benefit from utilizing cash flows from this lower-yielding portfolio to fund our higher-yielding commercial and residential loan production. In doing so, however, we will remain committed to our conservative underwriting philosophy.”

“The decrease in the second quarter’s loan loss provision was primarily related to a reduction in net charge-offs in the construction loan portfolio. At June 30, 2011, our non-performing loans, excluding performing troubled debt restructurings, were 1.60% of total loans, up from 1.06% a year ago. Net charge-offs for the second quarter was an annualized 0.003% of average loans, which is well below industry peer levels,” added Mr. Weagley.

Mr. Weagley noted, “Looking to the balance of 2011, as previously discussed, we continue to see evidence of sustained broad-based improvements in underlying trends that point to continued strength in operations. While we are cautious as to the overall sustainability of these improvements given continued market volatility.  We feel confident that there are bright opportunities for CNBC and am confident that Center is positioned to continue to grow and build shareholder value."

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Return on average assets	1.10%	0.98%	0.86%	0.72%	0.69%
Return on average equity	11.17%	9.86%	8.34%	7.74%	7.60%
Net interest margin (tax equivalent basis)	3.53%	3.55%	3.18%	3.30%	3.37%
Loans / deposits ratio	72.30%	76.62%	82.35%	83.87%	90.04%
Stockholders’ equity / total assets	9.95%	9.67%	10.02%	10.00%	8.98%
Efficiency ratio (1)	52.8%	54.8%	63.9%	57.3%	65.9%
Book value per common share	$7.39	$7.05	$6.83	$6.90	$6.71
Return on average tangible stockholders’ equity (1)	12.86%	11.44%	9.68%	9.14%	9.06%
Tangible common stockholders’ equity / tangible assets (1)	8.02%	7.70%	7.92%	7.93%	6.87%
Tangible book value per common share (1)	$6.35	$6.01	$5.79	$5.86	$5.54

(1) Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended June 30, 2011, total interest income on a fully taxable equivalent basis increased $542,000 or 4.34%, to $13.1 million, compared to the three months ended June 30, 2010. Total interest expense decreased by $746,000, or 19.5%, to $3.1 million, for the three months ended June 30, 2011, compared to the same period last year.  Net interest income on a fully taxable equivalent basis was $10.0 million for the three months ended June 30, 2011, increasing $1.3 million, or 14.8%, from $8.7 million for the comparable period in 2010. Compared to 2010, for the three months ended June 30, 2011, average interest earning assets increased $98.4 million while net interest spread and margin, on a tax-equivalent basis, increased on an annualized basis by 22 basis points and 16 basis points, respectively. The Corporation’s net interest income and margin were favorably impacted primarily by lower interest rates on deposits and borrowings and changes in volume mix.

The decrease in interest expense reflects the impact of the sustained low levels in short-term interest rates coupled with a favorable shift in the deposit mix in spite of higher volumes of time deposits.  The combined positive effect was a decrease in the average cost of funds, which declined 45 basis points to 1.22% from 1.67% for the quarter ended June 30, 2010 and on a linked sequential quarter decreased 1basis point compared to the first quarter of 2011.

For the quarter ended June 30, 2011, the Corporation’s net interest spread increased 22 basis points to 3.40% as compared to 3.18% for the same three month period in 2010, while the Corporation’s net interest margin (net interest income as a percentage of interest-earning assets) increased by 16 basis points from 3.37% to 3.53%, in all cases on an annualized tax-equivalent basis.

For the six months ended June 30, 2011, net interest income on a fully taxable equivalent basis amounted to $20.0 million, compared to $17.2 million for the same period in 2010. For the six month period ended June 30, 2011, interest income increased by $722,000 while interest expense decreased by $2.0 million from the same period last year. Compared to the same period in 2010, for the six months ended June 30, 2011, average interest earning assets increased $103.4 million while net interest spread and margin increased on an annualized tax-equivalent basis by 17 basis points and 17 basis points, respectively. The Corporation’s net interest income and margin were favorably impacted primarily by lower interest rates on deposits and borrowings and changes in volume mix.

Earnings Summary for the Period Ended June 30, 2011

The following presents condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Net interest income	$9,793	$9,945	$8,381	$8,382	$8,657
Provision for loan losses	250	878	2,048	1,307	781
Net interest income after provision for loan losses	9,543	9,067	6,333	7,075	7,876
Other income (loss)	1,732	1,597	1,304	2,135	1,482
Other expense	5,757	5,935	5,997	5,442	6,268
Income (loss) before income tax expense (benefit)	5,518	4,729	1,640	3,768	3,090
Income tax expense (benefit)	1,934	1,711	(930)	1,629	1,076
Net income	$3,584	$3,018	$2,570	$2,139	$2,014
Net income available to common stockholders	$3,439	$2,872	$2,426	$1,993	$1,868
Earnings per common share:
Basic	$0.21	$0.18	$0.15	$0.14	$0.13
Diluted	$0.21	$0.18	$0.15	$0.14	$0.13
Weighted average common shares outstanding:
Basic	16,290,700	16,290,391	16,289,832	14,649,397	14,574,832
Diluted	16,315,667	16,300,604	16,290,071	14,649,397	14,576,223

Other Income

The following presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Service charges on deposit accounts	$328	$328	$427	$413	$337
Loan related fees	145	87	132	104	40
Annuities and Insurance commissions	33	6	4	3	23
Debit card and ATM fees	133	121	124	122	122
Bank-owned life insurance	261	260	269	429	264
Net investment securities gains (losses)	801	766	315	1,033	657
Other service charges and fees	31	29	33	31	39
Total other income (loss)	$1,732	$1,597	$1,304	$2,135	$1,482

Other income increased $250,000 for the second quarter of 2011 compared with the same period in 2010.  During the second quarter of 2011, the Corporation recorded net investment securities gains of $801,000 compared to $657,000 in net investment securities gains for the same period last year. Excluding net securities gains, the Corporation recorded other income of $931,000 for the three months ended June 30, 2011 compared to other income, excluding net securities gains, of $831,000 for the first quarter of 2011 and $825,000 for the three months ended June 30, 2010.  The increase in other income in the second quarter 2011 when compared to the second quarter 2010 (excluding securities gains and losses) was primarily from an increase of $105,000 in fees from loan related fees.

For the six months ended June 30, 2011, total other income increased $4.3 million compared to the same period in 2010, primarily as a result of net securities losses including impairment charges taken on investment securities in 2010. Excluding net securities gains and losses, the Corporation recorded other income of $1.76 million for the six months ended June 30, 2011 compared to net income, excluding net securities losses, of $1.72 million for the comparable period in 2010, an increase of $42,000 or 2.5%.

Other Expense

The following presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Salaries	$2,253	$2,208	$2,132	$2,178	$2,103
Employee benefits	650	659	527	543	624
Occupancy and equipment	667	866	804	754	734
Professional and consulting	245	241	272	153	422
Stationery and printing	99	101	74	68	90
FDIC Insurance	528	528	540	510	458
Marketing and advertising	65	21	34	36	105
Computer expense	350	339	366	320	340
Bank regulatory related expenses	100	98	97	97	97
Postage and delivery	51	76	69	65	74
ATM related expenses	57	58	55	59	66
Other real estate owned expense	-	(1)	221	20	43
Amortization of core deposit intangible	16	16	16	16	19
Loss on fixed assets	-	-	-	-	437
All other expenses	676	725	790	623	656
Total other expense	$5,757	$5,935	$5,997	$5,442	$6,268

Other expense for the second quarter of 2011 amounted to $5.8 million, which was approximately $178,000 or 3.05 percent lower than other expense for the three months ended March 31, 2011. Employee salaries and benefits increased by $37,000 or 1.29 percent, primarily driven by additions to staff coupled with merit increases as compared to the March 31, 2011. Occupancy and Equipment decreased by $199,000, primarily driven by weather related expense incurred in the first quarter 2011.

The decrease in other expense for the three months ended June 30, 2011, when compared to the quarter ended June 30, 2010 was approximately $511,000 and was primarily associated with decreases of $437,000 from a one time loss recorded in the second quarter of 2010 on fixed assets due to a lease/sale transaction including the Corporation’s former operations facility and $177,000 in lower Professional and Consulting expense.

For the six months ended June 30, 2011, total other expense decreased $968,000, or 7.65%, compared to the same period in 2010. Decreases primarily included $427,000 in one-time charges incurred with the lease/sale of the Corporation’s former operations facility, $210,000 in Professional and Consulting fees, $111,000 in Marketing and $594,000 from the early termination of a structure repurchase agreement in the 2010 period. These decreases were partially offset by an increase in Salaries and employee benefits of $386,000.

The efficiency ratio for the second quarter of 2011 on an annualized basis was 52.8% as compared to 54.8% in the first quarter of 2011 and 65.9% in the second quarter of 2010. The Corporation continues to pursue efficient operations.

Statement of Condition Highlights at June 30, 2011

•	Total assets amounted to $1.3 billion at June 30, 2011.

•
Total loans were $698.1 million at June 30, 2011, decreasing $24.4 million, or 3.37%, from June 30, 2010.  Total real estate loans declined $33.3 million or 6.24%, from the comparable period in 2010. Commercial loans increased $9.4 million, or 5.00%, year over year.

•
Investment securities totaled $419.0 million at June 30, 2011, increasing $8.6 million compared to March 31, 2011, and reflecting an increase from June 30, 2010 of $124.7 million. During the second quarter, the Corporation bifurcated its investment portfolio into available for sale and held to maturity by transferring approximately $35.6 million into held to maturity.

•
Deposits totaled $965.7 million at June 30, 2011, increasing $163.2 million, or 20.3%, since June 30, 2010.  Total Demand, Savings, Money Market, and Cd’s < $100,000 deposits increased $104.2 million or 15.0% from June 30, 2010. Time certificates of deposit of $100,000 or more also increased by $59.0 million or 53.7% from June 30, 2010. These increases were attributable to continued core deposit growth in overall segments of the deposits base and in niche areas, such as municipal government, private schools and universities.

•
Total deposit funding sources, including overnight repurchase agreements (which agreements are considered part of the demand deposit base), amounted to $998.1 million at June 30, 2011, an increase of $152.9 million or 18.1% from June 30, 2010. Increases of $115.6 million or 18.4% in the Demand, Savings and Money Market deposit portfolios were supplemented by net inflows of $47.6 million, or 27.5%, in Certificates of Deposit time deposits. The Corporation’s core deposit gathering efforts remain strong.

•
Borrowings totaled $198.5 million at June 30, 2011, decreasing $50.4 million from June 30, 2010, primarily due to repayment of Federal Home Loan Bank advances and a structured repurchase agreement in 2010, coupled with a reduction in overnight repurchase agreement activity.

Condensed Statements of Condition

The following tables present condensed statements of condition as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Cash and due from banks	$109,467	$80,129	$37,497	$75,478	$97,651
Investment securities
Available for sale	377,214	410,376	378,080	362,683	294,277
Held to maturity (fair value $42,122)	41,804	—	—	—	—
Loans	698,148	716,096	708,444	701,936	722,527
Allowance for loan losses	(9,836)	(9,591)	(8,867)	(8,770)	(8,595)
Restricted investment in bank stocks, at cost	9,194	9,146	9,596	10,255	10,707
Premises and equipment, net	12,578	12,747	12,937	13,178	13,349
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	123	138	155	170	186
Bank-owned life insurance	28,426	28,165	27,905	27,636	26,832
Other real estate owned	0	0	0	1,927	1,780
Other assets	23,516	24,636	24,834	19,981	20,301
Total assets	$1,307,438	$1,288,646	$1,207,385	$1,221,278	$1,195,819
Deposits	$965,676	$934,646	$860,332	$836,902	$802,459
Borrowings	198,529	202,072	218,010	232,568	248,883
Other liabilities	13,129	27,344	8,086	29,651	37,058
Stockholders' equity	130,104	124,584	120,957	122,157	107,419
Total liabilities and stockholders’ equity	$1,307,438	$1,288,646	$1,207,385	$1,221,278	$1,195,819

The following reflects the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Demand:
Non interest-bearing	$158,689	$154,910	$144,210	$147,213	$138,152
Interest-bearing	190,994	179,990	186,509	176,728	176,284
Savings	204,051	200,195	196,291	202,242	189,920
Money market	191,277	178,956	159,200	139,440	125,055
Time	220,665	220,595	174,122	171,279	173,048
Total deposits	$965,676	$934,646	$860,332	$836,902	$802,459

Loans

While outstanding loan balances decreased during the second quarter, lending opportunities continued to be steady and continued to fuel pipelines.  Lending activity has been somewhat constrained by the uncertain economic environment.  The Corporation continues to see economic instability and has moved cautiously in the process. Overall, the Corporation’s credit trends have improved. Nevertheless, the Corporation expects  credit trends to be inconsistent over the next few quarters.

The Corporation experienced growth of $ 50.5 million in new loans and advances during the second quarter but this was outpaced during the second quarter by prepayments of $30.3 million coupled with scheduled payments and payoffs of $ 38.1 million.

Average loans during the second quarter totaled $701.1 million as compared to $718.1 million during the second quarter of 2010, representing a 2.4 percent decrease.

The Corporation’s net loans in the second quarter of 2011 decreased $18.2 million, to $688.3 million at June 30, 2011, from $706.5 million at March 31, 2011. The loan volume decreased by $18.6 million in commercial and multi-family mortgage loans, and $1.9 million in residential mortgage loans, were partially offset by an increase of $2.5 million in consumer loans.  Commercial real estate, commercial and construction loans represented 78.4% of the loan portfolio at June 30, 2011, compared to 78.0% at December 31, 2010.

At June 30, 2011, the Corporation’s unfunded loan commitments totaled $169.2 million, primarily in the following categories $87.5 million in commercial loan commitments, $14.1 million in construction loan commitments, and $10.4 million in commercial mortgage commitments and $50.3 million in residential loan commitments.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Real estate loans:
Residential	$150,271	$147,833	$154,909	$165,535	$176,697
Commercial	310,475	321,367	301,284	295,003	299,694
Construction	40,421	46,310	49,752	52,518	58,118
Total real estate loans	501,167	515,510	505,945	513,056	534,509
Commercial loans	196,464	200,018	201,663	188,052	187,104
Consumer and other loans	434	361	577	445	467
Total loans before deferred fees and costs	698,065	715,889	708,185	701,553	722,080
Deferred costs, net	83	207	259	383	447
Total loans	$698,148	$716,096	$708,444	$701,936	$722,527

Asset Quality

The following presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Non-accrual loans	$10,137	$12,336	$11,174	$8,339	$7,312
Loans 90 days or more past due and still accruing	1,013	687	714	3,402	336
Total non-performing loans	11,150	13,023	11,888	11,741	7,648
Other non-performing assets	327	327	-	-	-
Other real estate owned	0	0	0	1,927	1,780
Total non-performing assets	$11,477	$13,350	$11,888	$13,668	$9,428
Performing troubled debt restructured loans	$8,223	$7,035	$7,035	$10,417	$9,388

Non-performing assets / total assets	0.88%	1.04%	0.98%	1.12%	0.79%
Non-performing loans / total loans	1.60%	1.82%	1.68%	1.67%	1.06%
Net charge-offs	$5	$154	$1,950	$1,133	$325
Net charge-offs / average loans (1)	0.003%	0.09%	1.13%	0.63%	0.18%
Allowance for loan losses / total loans	1.41%	1.34%	1.25%	1.25%	1.19%
Allowance for loan losses / non-performing loans	88.2%	73.6%	74.6%	74.7%	112.4%

Total assets	$1,307,438	$1,288,646	$1,207,385	$1,221,278	$1,195,819
Total loans	698,148	716,096	708,444	701,936	722,527
Average loans	701,056	716,568	692,166	715,849	718,078
Allowance for loan losses	9,836	9,591	8,867	8,770	8,595
_________________
(1)	Annualized.

Mr. Weagley noted that “We continued to take aggressive action to resolve problem assets and succeeded in reducing the level of non-performing assets. During the second quarter of 2011, $3.1 million of problem loans were paid off or sold. Further, $1.3 million of non-accrual loans were returned to accrual status under “trouble debt restructurings”.

Non-accrual loans decreased from $12.3 million at March 31, 2011 to $10.1 million at June 30, 2011. Loans past due 90 days or more and still accruing increased from $687,000 at March 31, 2011 to $1,013,000 at June 30, 2011. Other real estate owned (OREO) at June 30, 2011 was $0.  Troubled debt restructured loans, which are performing loans, increased from $7.0 million at March 31, 2011 to $8.2 million at June 30, 2011. Interest income reversed on loans placed into non-accrual during the three and six months ended June 30, 2011 amounted to $109,000 and $324,000, respectively.

At June 30, 2011, non-performing assets totaled $11.5 million, or 0.88% of total assets, as compared with $11.9 million, or 0.98%, at December 31, 2010 and $9.4 million, or 0.79%, at June 30, 2010.  The decrease from December 31, 2010 was accomplished notwithstanding the addition of several new residential loans (totaling approximately $1.9 million) and commercial loans (totaling approximately $1.6 million) into non-performing status. This was more than offset by decreases from pay-downs of $2.4 million, and minor net charge-offs of $159,000 of existing loans and the transfer to performing troubled debt restructured from non-accrual status of a commercial mortgage of $1.3 million. The other non-performing asset represents a pending tax lien assignment related to the Highlands participation loan.

The allowance for loan losses at June 30, 2011 amounted to approximately $9.8 million, or 1.41% of total loans, compared to 1.19% of total loans at June 30, 2010. The allowance for loan losses as a percentage of total non-performing loans was 88.22% at June 30, 2011 compared to 112.4% at June 30, 2010.

A discussion of the significant components of non-performing assets at June 30, 2011 is outlined below.

•
Two non-accrual relationships secured by senior residential liens totaling $714,000 and $614,000, respectively, located in Morris and Somerset counties in New Jersey are currently in foreclosure; no loss to the Corporation is anticipated,although no assurance can be made with respect to the outcome at this time.

•
A $2.3 million nonaccrual loan, secured by a commercial property located in Essex County, New Jersey,  represents an expired participation with Highlands State Bank. The Corporation continues to aggressively pursue litigation in this matter.

•
A $3.6 million non-accrual participation loan secured by an operating oceanfront property in Nassau County, NY, is currently being marketed for sale by the lead bank.  There have been multiple prospective purchasers interested in purchasing this note. An agreement is currently being negotiated by the lead bank; however, no assurance can be made with respect to the outcome at this time.

Capital

Anthony C. Weagley, President and CEO, stated, “Despite the challenging economic climate, we have continued to increase capital levels through sustained improved core earnings growth.  In keeping with our commitment to build long-term stockholder value, we are positioned to build our capital internally and commence repayment of the Treasury’s Capital Purchase Program ("CPP") investment in partial payments of 25% of the total amount received under the program. We expect a payment to be made in the third quarter reducing the total amount outstanding to $7.5 million."

At June 30, 2011, total stockholders' equity amounted to $130.1 million, or 9.95% of total assets. Tangible common stockholders' equity was $103.4 million, or 8.02% of tangible assets, compared to 6.85% at June 30, 2010. Book value per common share was $7.39 at June 30, 2011, compared to $6.71 at June 30, 2010. Tangible book value per common share was $6.35 at June 30, 2011 compared to $5.54 at June 30, 2010.

At June 30, 2011, the Corporation’s Tier 1 leverage capital ratio was 9.50%, the Tier 1 risk-based capital ratio was 13.33% and the total risk-based capital ratio was 14.40%. Tier 1 capital increased to approximately $122.1 million at June 30, 2011 from $99.0 million at June 30, 2010, reflecting the proceeds from the Corporation’s common stock offerings in September 2010 and increases in retained earnings.

At June 30, 2011, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

The following presents a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Net income	$3,584	$3,018	$2,570	$2,139	$2,014
Average stockholders’ equity	$128,391	$122,492	$123,218	$110,544	$105,947
Less: Average goodwill and other intangible assets	16,936	16,952	16,968	16,984	17,001
Average tangible stockholders’ equity	$111,455	$105,540	$106,250	$93,560	$88,946

Return on average stockholders’ equity	11.17%	9.86%	8.34%	7.74%	7.60%
Add: Average goodwill and other intangible assets	1.70%	1.58%	1.34%	1.40%	1.46%
Return on average tangible stockholders’ equity	12.86%	11.44%	9.68%	9.14%	9.06%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following presents a reconciliation of book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Common shares outstanding	16,290,700	16,290,700	16,289,832	16,289,832	14,574,832
Stockholders’ equity	$130,104	$124,584	$120,957	$122,157	$107,419
Less: Preferred stock	9,741	9,721	9,700	9,680	9,660
Less: Goodwill and other intangible assets	16,927	16,942	16,958	16,974	16,990
Tangible common stockholders’ equity	$103,436	$97,921	$94,299	$95,503	$80,769

Book value per common share	$7.39	$7.05	$6.83	$6.90	$6.71
Less: Goodwill and other intangible assets	1.04	1.04	1.04	1.04	1.17
Tangible book value per common share	$6.35	$6.01	$5.79	$5.86	$5.54

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following presents a reconciliation of total assets to tangible assets and a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Total assets	$1,307,438	$1,288,646	$1,207,385	$1,221,278	$1,195,819
Less: Goodwill and other intangible assets	16,927	16,942	16,958	16,974	16,990
Tangible assets	$1,290,511	$1,271,704	$1,190,427	$1,204,304	$1,178,829

Total stockholders' equity / total assets	9.95%	9.67%	10.02%	10.00%	8.98%
Tangible common stockholders' equity / tangible assets	8.02%	7.70%	7.92%	7.93%	6.85%

Other income is presented in the table below including and excluding net securities gains (losses). We believe that many investors desire to evaluate other income without regard for securities gains (losses).

(in thousands)
For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Other income (loss)	$1,732	$1,597	$1,304	$2,135	$1,482
Less: Net investment securities gains (losses)	801	766	315	1,033	657
Other income, excluding net investment securities gains	$931	$831	$989	$1,102	$825

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains (losses), calculated as follows:

(dollars in thousands)
For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Other expense	$5,757	$5,935	$5,997	$5,442	$6,268

Net interest income (tax equivalent basis)	$9,974	$9,990	$8,394	$8,393	$8,686
Other income, excluding net investment securities gains (losses)	932	831	989	1,102	825
Total	$10,906	$10,821	$9,383	$9,495	$9,511

Efficiency ratio	52.8%	54.8%	63.9%	57.3%	65.9%

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Investment securities
Available for sale	$390,391	$410,014	$362,312	$301,316	$313,905
Held to maturity	38,985	—	—	—	—
Loans	701,056	716,568	692,166	715,849	718,078
Allowance for loan losses	(9,601)	(9,139)	(8,843)	(8,738)	(8,362)
All other assets	180,753	111,688	149,377	180,974	150,842
Total assets	$1,301,584	$1,229,131	$1,195,012	$1,189,401	$1,174,463
Non interest-bearing deposits	$157,002	$152,074	$151,038	$142,829	$139,759
Interest-bearing deposits	805,752	737,196	697,619	685,830	659,608
Borrowings	202,902	213,664	216,483	238,266	256,854
Other liabilities	7,537	3,705	6,654	11,932	12,295
Stockholders’ equity	128,391	122,492	123,218	110,544	105,947
Total liabilities and stockholders’ equity	$1,301,584	$1,229,131	$1,195,012	$1,189,401	$1,174,463

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank in the state and is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At June 30, 2011, the Corporation had total assets of $1.3 billion, total deposit funding sources, which includes overnight repurchase agreements, of $998 million and stockholders’ equity of $130 million. For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding performance goals, loan volume goals, earning assets mix goals, potential growth in loan volume, increased activity in the commercial sector of the loan portfolio, the funding of  Approved, Accepted but Unfunded loans, the use of cash flows from investment securities to fund higher-yielding commercial and residential loan production, general economic recovery, expectations regarding the resolution of non-performing assets and plans for TARP repayment) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation’s most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(Unaudited)

(in thousands, except for share data)	June 30, 2011	December 31, 2010

ASSETS
Cash and due from banks	$109,467	$37,497
Investment securities
Available for sale	377,214	378,080
Held to maturity (fair value of $42,122 in 2011 and $0 in 2010)	41,804	—
Loans	698,148	708,444
Less: Allowance for loan losses	9,836	8,867
Net loans	688,312	699,577
Restricted investment in bank stocks, at cost	9,194	9,596
Premises and equipment, net	12,578	12,937
Accrued interest receivable	5,229	4,134
Bank-owned life insurance	28,426	27,905
Goodwill	16,804	16,804
Prepaid FDIC assessments	2,521	3,582
Other assets	15,889	17,273
Total assets	$1,307.438	$1,207,385
LIABILITIES
Deposits:
Non-interest bearing	$158,689	$144,210
Interest-bearing:
Time deposits $100 and over	168,925	119,651
Interest-bearing transaction, savings and time deposits $100 and less	638,062	596,471
Total deposits	965,676	860,332
Short-term borrowings	32,374	41,855
Long-term borrowings	161,000	171,000
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	9,321	8,086
Due to brokers for investment securities	3,808	-
Total liabilities	1,177,334	1,086,428
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 10,000 shares	9,741	9,700
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at June 30, 2011 and December 31, 2010; outstanding 16,290,700 shares at June 30, 2011 and 16,289,832 shares at December 31, 2010	110,056	110,056
Additional paid in capital	4,960	4,941
Retained earnings	26,963	21,633
Treasury stock, at cost (2,186,712 common shares at June 30, 2011 and 2,187,580 common shares at December 31, 2010)	(17,691)	(17,698)
Accumulated other comprehensive loss	(3,925)	(7,675)
Total stockholders’ equity	130,104	120,957
Total liabilities and stockholders’ equity	$1,307,438	$1,207,385

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for share data)	2011	2010	2011	2010

Interest income
Interest and fees on loans	$8,950	$9,419	$18,167	$18,787
Interest and dividends on investment securities:
Taxable	3,428	2,864	6,806	5,873
Tax-exempt	351	56	439	173
Dividends	40	27	81	54
Dividends on restricted investment in bank stocks	109	122	252	273
Total interest income	12,878	12,488	25,745	25,160
Interest expense
Interest on certificates of deposit $100 or more	348	340	613	754
Interest on other deposits	1,072	1,235	2,074	2,499
Interest on borrowings	1,665	2,256	3,320	4,741
Total interest expense	3,085	3,831	6,007	7,994
Net interest income	9,793	8,657	19,738	17,166
Provision for loan losses	250	781	1,128	1,721
Net interest income after provision for loan losses	9,543	7,876	18,610	15,445
Other income
Service charges, commissions and fees	461	459	910	889
Annuities and insurance commissions	33	23	39	116
Bank-owned life insurance	261	264	521	528
Other	176	79	292	187
Other-than-temporary impairment losses on investment securities	(142)	(706)	(237)	(8,472)
Portion of losses recognized in other comprehensive
income, before taxes	-	—	-	3,377
Net other-than-temporary impairment losses on investment securities	(142)	(706)	(237)	(5,095)
Net gains on sale of investment securities	943	1,363	1,804	2,408
Net investment securities gains (losses)	801	657	1,567	(2,687)
Total other income (loss)	1,732	1,482	3,329	(967)
Other expense
Salaries and employee benefits	2,903	2,727	5,770	5,384
Occupancy and equipment	667	734	1,533	1,623
FDIC insurance	528	458	1,056	1,076
Professional and consulting	245	422	486	696
Stationery and printing	99	90	200	174
Marketing and advertising	65	105	86	197
Computer expense	350	340	689	680
Other real estate owned, net	-	43	(1)	43
Loss on fixed assets, net	-	437	-	427
Repurchase agreement termination fee	-	—	-	594
Other	900	912	1,873	1,766
Total other expense	5,757	6,268	11,692	12,660
Income before income tax expense (benefit)	5,518	3,090	10,247	1,818
Income tax expense (benefit)	1,934	1,076	3,645	(477)
Net Income	3,584	2,014	6,602	2,295
Preferred stock dividends and accretion	145	146	291	291
Net income available to common stockholders	$3,439	$1,868	$6,311	$2,004
Earnings per common share
Basic	$0.21	$0.13	$0.39	$0.14
Diluted	$0.21	$0.13	$0.39	$0.14
Weighted Average Common Shares Outstanding
Basic	16,290,700	14,574,832	16,290,547	14,574,832
Diluted	16,315,667	14,576,223	16,309,026	14,577,897

CENTER BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA
(Unaudited)

	Three Months Ended
(in thousands, except for share data)	6/30/2011	3/31/2011	6/30/2010
Statements of Income Data

Interest income	$12,878	$12,867	$12,488
Interest expense	3,085	2,922	3,831
Net interest income	9,793	9,945	8,657
Provision for loan losses	250	878	781
Net interest income after provision for loan losses	9,543	9,067	7,876
Other income	1,732	1,597	1,482
Other expense	5,757	5,935	6,268
Income before income tax expense (benefit)	5,518	4,729	3,090
Income tax expense (benefit)	1,934	1,711	1,076
Net income	$3,584	$3,018	$2,014
Net income available to common stockholders	$3,439	$2,872	$1,868
Earnings per Common Share
Basic	$0.21	$0.18	$0.13
Diluted	$0.21	$0.18	$0.13
Statements of Condition Data (Period-End)
Investment securities
Available for sale	$377,214	$410,376	$294,277
Held for maturity( fair value $42,122, $0, and $0)	41,804	—	—
Loans	698,148	716,096	722,527
Assets	1,307,438	1,288,646	1,195,819
Deposits	965,676	934,646	802,459
Borrowings	198,529	202,072	248,883
Stockholders' equity	130,104	124,584	107,419
Common Shares Dividend Data
Cash dividends	$489	$489	$437
Cash dividends per share	$0.03	$0.03	$0.03
Dividend payout ratio	14.22%	17.03%	23.39%
Weighted Average Common Shares Outstanding
Basic	16,290,700	16,290,391	14,574,832
Diluted	16,315,667	16,300,604	14,576,223
Operating Ratios
Return on average assets	1.10%	0.98%	0.69%
Return on average equity	11.17%	9.86%	7.60%
Return on average tangible equity	12.86%	11.44%	9.06%
Average equity / average assets	9.86%	9.97%	9.02%
Book value per common share (period-end)	$7.39	$7.05	$6.71
Tangible book value per common share (period-end)	$6.35	$6.01	$5.54
Non-Financial Information (Period-End)
Common stockholders of record	575	585	592
Full-time equivalent staff	167	165	163